English Translation
Exhibit 10.23
INTELLECTUAL PROPERTY LICENSE AGREEMENT
THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (“this Agreement”) is made and entered into by the parties below in Hangzhou as of July 1, 2010:
Licensor: Hangzhou Dianneng Technologies Co., Ltd.
Address: Room 105, 3# Building, No.1197 Bin’an Road, Hangzhou
Licensee: Hangzhou Mijia Technologies Co., Ltd.
Address: Room 610, 2# Building, No.1197 Bin’an Road, Binjiang District, Hangzhou
The Licensor and the Licensee are hereinafter individually referred to as a “Party” and collectively as the “Parties”.
WHEREAS,
(1)	The Licensor is a company specialized in the research and development of computer and internet application technologies and communications technologies.
(2)	The Licensee is mainly engaged in mobile network information service and computer software and hardware technology development business (the “Licensee Business”) and obtains all the government approvals, authorizations, licenses, permits, registrations and filings required for it to carry on the Licensee Business in the PRC.
(3)	Subject to the terms and conditions of this Agreement, the Licensor agrees to grant the Licensee a license to use a series of intellectual property (the “Licensed Intellectual Property”) developed by the Licensor for the Licensee Business, and the Licensee agrees to accept such license.
NOW, THEREFORE, the Parties, after friendly negotiations, hereby agree as follows:
Article 1 Definitions
1.1	Except as otherwise defined herein or otherwise required by the context, the terms used herein shall have the following meanings:
(1)	“Licensed Intellectual Property” means a series of intellectual properties licensed by the Licensor to the Licensee, the specific contents of which will be indicated by the Parties in the List of Licensed Intellectual Properties attached hereto as Annex 1, depending on the actual operation needs of the Licensee.

(2)	“Business Day” means any calendar day other than a Saturday, Sunday or other day on which the banks in the Territory are authorized or obligated by laws to close.
(3)	“Confidential Information” means any and all technologies, know-how, processes, finance, software, proprietary data, business secrets, industry practices, methodology, specifications and other proprietary information regarding the businesses and affairs of the Licensee, including confidential business and technical information, regardless of whether communicated in writing, orally or otherwise or provided before, on or after the date hereof.
(4)	“Intellectual Property” means any present and future intellectual property of the Licensor regarding the Licensee Business, including, but limited to, any patent, trademark, service mark, registered design, Confidential Information, domain name, utility model, copyright, invention, brand name, trade name and any similar right in any country both now and in the future, and the interests in the foregoing, whether registered or unregistered, including the applications for the granting of the foregoing and the rights to apply for the foregoing all over the world (subject to obligations) but excluding patents, marks and registered software.
(5)	“PRC” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong SAR, Macao SAR and Taiwan.

(6)	“Recipient” means the Party receiving the Confidential Information.

(7)	“RMB” means the lawful currency of the PRC.

(8)	“Territory” means the PRC.
1.2	Unless the context otherwise requires, any reference to an “article” or “annex” herein is to an article of or annex to this Agreement.
Article 2 Grant of License
2.1 Grant of the License
Subject to the Licensee’s strict compliance with the terms hereof and the Licensor’s instructions, the Licensor hereby grants the Licensee a non-exclusive and non-assignable license to use all and any Licensed Intellectual Property to carry on the Licensee Business within the Territory, and the Licensee hereby accepts such license.
2.2 Limitations of Rights
The license granted in respect of the Licensed Intellectual Property shall be used by the Licensee only for the Licensee Business. Without the consent of the Licensor, the

Licensee shall neither use the Licensed Intellectual Property for any operational or non-operational activity other than the Licensee Business within the Territory nor in any way, directly or indirectly, authorize any third party to use the Licensed Intellectual Property. The license granted to the Licensee is effective only within the Territory and the Licensee shall not directly or indirectly use or permit other company, person, entity or organization to use the Licensed Intellectual Property in other countries or regions, provided that the Licensed Intellectual Property can be used at the website operated by the Licensee within the Territory but accessible by the users outside the Territory.
2.3 Title
The Licensee acknowledges that the Licensed Intellectual Property is protected by relevant law, and the Licensor has the right to use the Licensed Intellectual Property and be paid the proceeds therefrom. The Licensee further acknowledges that its use of the Licensed Intellectual Property does not confer on it any right, title or interest to or in the same. The Licensee guarantees that it will not challenge the ownership of the Licensed Intellectual Property. Without the prior written consent or authorization of the Licensor, the Licensee shall neither create (whether or not published publicly) or make publicly available its other products with the contents, themes or styles that are identical, similar or confusingly analogous to the Licensed Intellectual Property within the Territory or elsewhere, nor attempt to obtain the rights in such other products.
2.4 Goodwill
The Licensee acknowledges the value of the relevant goodwill of the Licensed Intellectual Property and confirms that all the rights in the Intellectual Property and the goodwill associated therewith are exclusive to the Licensor.
Article 3 Payment of Royalty
3.1 Royalty
As a consideration for the granting of the Licensed Intellectual Property pursuant to the provisions of Article 2, the Licensee shall, throughout the term of this Agreement, pay the royalty (“Royalty”) to the Licensor, whose amount will be determined and notified in writing to the Licensee (“Payment Notice”) by the Licensor depending on the actual use of the Licensed Intellectual Property by the Licensee and paid by the Licensee within fifteen (15) days of the giving of the Payment Notice by the Licensor. The Licensor reserves the right to determine or adjust the charging standard on the basis of the actual operations of the Licensee. The Parties may negotiate to increase the amount of the Royalty based on the Licensed Intellectual Property as listed in Annex 1. The Licensor has the sole right to decide or waive the Licensee’s obligation to pay the Royalty.
3.2 Payment

Within five working days of receiving the bill from the Licensor, the Licensee shall pay the Royalty on a regular basis to the Licensor pursuant to the provisions of Article 3.1 hereof.
Article 4 Use of the Licensed Intellectual Property
4.1 Method of Use
The Licensee shall use the Licensed Intellectual Property in accordance with the rules as may be issued by the Licensor from time to time or practices followed by the Licensor. The Licensee shall not do, make or conduct any act that in any way impairs or adversely affects the validity, copyright or value of any Licensed Intellectual Property. Furthermore, the Licensee shall carry on the Licensee Business in a manner and according to a standard consistent with the standard applied by the Licensor.
4.2 Limitations of Use
Without the prior consent or authorization of the Licensor, the Licensee shall not modify, supplement, amend, update, make adaptations to, translate, make comments on, proofread or edit or otherwise make derivatives of the Licensed Intellectual Property.
4.3 Inspection
For the purpose of ensuring the compliance with the standards as stated in Article 4.1 and Article 4.2 hereof, the Licensee shall permit the Licensor or its authorized representative to inspect the method of operation of the Licensee Business upon reasonable notice to the Licensee, provided, however, that any such inspection by the Licensor or its authorized representative shall not exempt the Licensee from its obligations and liabilities for the quality of the Licensee Business regarding its use of the Licensed Intellectual Property.
4.4 Cessation of Use
If the Licensor reasonably believes that the use of any Licensed Intellectual Property breaches the standards as set forth in Article 4.1 and Article 4.2 hereof, the Licensor shall inform the Licensee of the particulars of the nature of that breach. If the Licensee fails to cure that breach within ten working days of the giving of the notice, the Licensor may demand the Licensee to fully cease to use the Licensed Intellectual Property.
4.5 Indemnification
Subject to the provisions of Article 5.1 and Article 5.2 hereof, the Licensee shall indemnify and hold harmless the Licensor, its agents, representatives, directors, officers and employees from and against all the damages, expenses, costs (including, but not limited to, lawyer’s fees), obligations or liabilities paid by the Licensor, its agents, representatives, directors, officers and employees to a third party and directly connected with or arising as a result of the use by the Licensee of the Licensed Intellectual Property.
Article 5 Claim Notice
5.1 Infringement of Third-party Rights
The Licensee shall promptly keep the Licensor informed about any claim or threatened claim of any nature by a third party alleging that any use of any Licensed Intellectual Property by the Licensee infringes upon its rights. The Licensor shall have all the proprietary rights to, at its sole discretion, decide whether or not to defend any such claim. If the Licensor chooses to defend the same, then the Licensor will be fully entitled to control the defense.
5.2 Infringement by Third Party
The Licensee shall promptly keep the Licensor informed about any information it receives in respect of any infringement by any third party of any right in the relevant Licensed Intellectual Property of the Licensor. The Licensor shall have all the proprietary rights to, at its sole discretion, decide whether or not to initiate a lawsuit in respect thereof. If the Licensor chooses to bring a lawsuit in respect of that infringement, then the Licensor will be fully entitled to control the lawsuit.
5.3 Assistance of the Licensee
The Licensee shall provide the Licensor with all the assistance reasonably requested by it in respect of any kind of right claim or lawsuit concerning the matters as set forth in Article 5.1 and Article 5.2 and solely bear all the costs and expenses incurred as a result thereof.
Article 6 Representations and Warranties
6.1 Representations of the Licensor
The Licensor makes the following representations and warranties to the Licensee, which shall be deemed made throughout the term of this Agreement:
(1)	The Licensor is a wholly foreign-owned enterprise duly organized and validly existing under the PRC laws;
(2)	Licensor has the full corporate right and power to execute and perform this Agreement and has been duly authorized by all necessary corporate action to execute and perform this Agreement and its execution and performance hereof does not violate any legal or corporate restriction by which it is bound or affected;
(3)	This Agreement, once executed, constitutes a legal, valid and binding obligation enforceable against it in accordance with the terms hereof; and
(4)	All the information furnished by the Licensor or any of its agents, employees or representatives to the Licensee is true, complete and accurate in all material respects and not misleading.
6.2 Representations of the Licensee
The Licensee makes the following representations and warranties to the Licensor, which shall be deemed made throughout the term of this Agreement:
(1)	The Licensee is a limited liability company duly organized and validly existing under the PRC laws and mainly specialized in the Licensee Business;
(2)	The Licensee has obtained all the government approvals, authorizations, licenses, permits, registrations and filings necessary for the operation and development of the Licensee Business and guarantees to maintain their validity throughout the term of this Agreement;
(3)	The Licensee has the full corporate right and power to execute and perform this Agreement and has been duly authorized by all necessary corporate action to execute and perform this Agreement and its execution and performance hereof does not violate any legal or corporate restriction by which it is bound or affected;
(4)	This Agreement, once executed, constitutes a legal, valid and binding obligation enforceable against it in accordance with the terms hereof; and
(5)	All the information furnished by the Licensee or any of its agents, employees or representatives to the Licensor is true, complete and accurate in all material respects and not misleading.
6.3 Violation of Representations
Each Party shall indemnify and keep indemnified the other Party against any and all liabilities, obligations, compensations, penalties, awards, lawsuits, expenses, costs and advances imposed on or incurred by or claimed against the other Party arising as a result of or in connection with any inaccuracy of its representations and warranties under Article 6.1 or Article 6.2 (as the case may be) or any breach of or default under an provision or covenant hereunder.
Article 7 Confidentiality
7.1 General Obligations
Throughout the term of this Agreement and for a period of 5 years following termination or expiration of this Agreement for any reason, the Licensee shall:

(1)	keep the Confidential Information confidential;
(2)	not disclose the Confidential Information to any third party, except with the prior written consent of the Party disclosing the same or pursuant to the provisions of Article 7.2 and Article 7.3;
(3)	not use the Confidential Information for any purpose other than performing the obligations hereunder.
7.2 Disclosure to the Recipients
To the extent being necessary for the purpose hereunder, the Licensee may disclose the Confidential Information to its directors, officers, managers, partners, employees or legal, financial and professional consultants (collectively the “Recipients”).
7.3 Obligations of the Recipients
The Licensee shall exercise its reasonable endeavors to ensure that each Recipient is aware of and bound by all the confidentiality obligations of the Licensee hereunder as if such Recipient is a party hereto.
7.4 Exceptions
The provisions of Article 7.1 shall not apply to:
(1)	any Confidential Information that has been or will be part of publicly available knowledge and which is not disclosed as a result of the breach of this Agreement by, or under the directions of, the Licensee or any of its Recipients;
(2)	any disclosure made by the Licensee under requirement of any applicable law, regulation or any regulatory body or in accordance with the applicable rules of any stock exchange, provide, however, that relevant disclosure shall be limited to the scope required by applicable laws or regulations, and if possible, the Licensor shall be given the opportunity to review and put forth opinions on the contents to be disclosed prior to the disclosure thereof; and
(3)	any disclosure made by the Licensee in accordance with any applicable law or government regulation or judicial or regulatory proceeding, or in the judicial, regulatory or arbitration proceedings of any legal action, suit or procedures arising out of or related to this Agreement, provide, however, that relevant disclosure shall be limited to the scope required by applicable laws or regulations, and if possible, the Licensor shall be given the opportunity to review and put forth opinions on the contents to be disclosed prior to the disclosure thereof.
Article 8 Term and Termination
8.1 Term

This Agreement shall become effective upon execution by the Parties as of the date first above written. Unless prematurely terminated by the Licensor pursuant to the provisions of Article 8.2 hereof or with the mutual consent of the Parties in writing, this Agreement shall be valid for ten (10) years or until the expiry of the valid term of the Intellectual Property, whichever is the earlier. The term of this Agreement may be extended with the prior written consent of the Parties.
8.2 Termination
The Licensor may at its sole discretion terminate this Agreement upon one month’s notice. The Licensor may immediately terminate this Agreement upon giving the Licensee written notice for that purpose if:
(1)	The Licensor’s rights in the Licensed Intellectual Property are prejudiced for any reason under any circumstance, or the Licensor ceases to have the right to license or sublicense the Licensee to use any Licensed Intellectual Property for any reason;
(2)	The Licensee breaches any obligation, provision or condition hereunder or under any relevant document and fails to cure that breach within 30 calendar days of the giving by the Licensor of relevant written notice to the Licensee; or
(3)	the Licensee winds up its business, becomes insolvent or bankrupt or goes into any liquidation or dissolution proceedings, or is incapable of paying the debts as they fall due or is dissolved in accordance with law.
8.3 Actions upon Termination
Following the termination of this Agreement, the Licensee shall immediately cease to use the Licensed Intellectual Property for any purpose. Within one business day after termination, the Licensee shall remove any and all Licensed Intellectual Property and Confidential Information from any relevant memory device and destroy or return all the documents, materials, software or other tangible media incorporating any Licensed Intellectual Property or Confidential Information. If the License chooses to destroy relevant documents and materials, upon destruction, one duly authorized officer shall certify in writing to the Licensor that the Licensee has duly performed such destruction.
8.4 Remedy
The Licensee shall have no right to claim any loss (including loss of business or revenue) suffered by it as a result of the termination of this Agreement from the Licensor for whatever reason. The termination of this Agreement shall be without prejudice to any right or remedy of any Party accrued up to the date of termination.
Article 9 Quality
9.1 Quality

The Licensee shall exercise its reasonable best efforts to improve the quality of its business so as to protect and enhance the goodwill of the Intellectual Property.
Article 10 Notices
10.1 All the notices hereunder shall be delivered by personal delivery, facsimile or registered mail to the addresses below, unless modified by a written notice. The notices shall be deemed duly served: if sent by registered mail, on the signing date as indicated on the receipt of registered mail; if delivered by personal delivery or transmitted by facsimile, on the day of delivery or transmission. If transmitted by facsimile, the originals of notices shall be delivered to the following addresses by registered mail or hand delivery immediately after transmission.
Licensor: Hangzhou Dianneng Technologies Co., Ltd.
Address: Room 105, 3# Building, No.1197 Bin’an Road, Hangzhou
Tel.: 0571-87770978
Fax: 0571-87758616
Attn.: Tao Song
Licensee: Hangzhou Mijia Technologies Co., Ltd.
Address: Room 610, 2# Building, No.1197 Bin’an Road, Binjiang District, Hangzhou
Tel.: 0571-87770978
Fax: 0571-87758616
Attn.: Tao Song
Article 11 Miscellaneous
11.1 Governing Law
The rights and obligations of the Parties hereunder and any relevant claims or disputes shall be governed by the PRC laws, without reference to its choice of law principles.
11.2 Dispute Resolution
Any dispute arising in connection with the interpretation and performance of the provisions hereof shall first be resolved by the Parties by amicable consultation and if no agreement regarding such dispute can be reached within thirty (30) days after a Party gives the other Party written notice requiring such dispute to be resolved by consultation, any Party may refer their dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with CIETAC’s arbitration rules then in effect. The language to be used in the arbitration proceedings shall be Chinese. The arbitral award shall be final and binding upon the Parties.
11.3 Severability
11.3 If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect under any applicable laws or regulations, the relevant provisions shall be severable from this Agreement and the validity, legality and enforceability of the remaining provisions contained herein shall not in any respect be affected or impaired thereby. The Parties shall in such an instance negotiate in good faith and try to replace the invalid, illegal or unenforceable provision(s) with valid provision(s), the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision(s).
11.4 Waiver
No failure or delay by any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach by the other Party of any provision herein shall be construed as a waiver of any subsequent breach thereof or of any other provision herein.
11.5 Assignment
Neither Party may assign this Agreement without the prior written consent of the other Party.
11.6 Registration and Filing
Within three months after the execution of this Agreement, the Licensor shall have the counterpart of this Agreement or any other agreement reached between the Parties for the purpose of the performance of this Agreement registered and filed with the relevant PRC intellectual property office.
11.7 Entire Agreement.
This Agreement between the Licensee and the Licensor constitutes the entire agreement between the Parties with respect to the transaction contemplated herein. The Parties specifically state that no amendments to this Agreement shall be binding unless reduced to writing.

11.8 Survival
The provisions hereof (including, but not limited to the warranties contained in Article 6), if not fully performed on the date hereof, shall remain in full force after the execution of this Agreement.
11.9 Amendments
No amendments, modifications or supplements to this Agreement may be made except by a written instrument duly executed by the Parties.
11.10 Annexes
The annexes attached hereto are made an integral part of this Agreement and have the same legal effect as this Agreement.
11.11 Counterparts
This Agreement may be executed in one or more counterparts, all of which, once executed, together constitute one and the same instrument.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives on and as of the date and year first above written.
Licensor: Hangzhou Dianneng Technologies Co., Ltd.
[seal: Hangzhou Dianneng Technologies Co., Ltd.]
By: /s/ Tao Song
Name:
Position:
Licensee: Hangzhou Mijia Technologies Co., Ltd.
[seal: Hangzhou Mijia Technologies Co., Ltd.]
By: /s/ Tao Song
Name:
Position:

Annex 1
List of Licensed Intellectual Properties